As filed with the Securities and Exchange Commission on July 12, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UTEK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	59-3603677 (I.R.S. Employer Identification No.)

202 South Wheeler Street
Plant City, Florida 33563
(813) 754-4330
(Address and telephone number of
registrant’s principal executive offices)

UTEK CORPORATION AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN

UTEK CORPORATION AMENDED AND RESTATED NON-QUALIFED STOCK OPTION PLAN

(Full title of the plan)

Clifford M. Gross	Copy to:
Chairman and Chief Executive Officer UTEK Corporation 202 South Wheeler Street Plant City, Florida 33563 (813) 754-4330 (Name, address and telephone number of agent for service)	Cynthia M. Krus, Esq. Sutherland Asbill & Brennan LLP 1275 Pennsylvania Ave., N.W. Washington, D.C. 20004 (202) 383-0100

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of	Amount	Offering	Aggregate	Amount of
Securities to	to be	Price Per	Offering	Registration
be Registered	Registered (1)	Share	Price	Fee
Common Stock, par value $.01 per share	(2)250,000	$15.38 (3)	$3,845,000	$487.16

(1)	Pursuant to Rule 416, this registration statement also covers such additional shares of our common stock as may be issued by reason of stock splits, stock dividends or similar transactions.

(2)	Represents 185,000 shares of common stock that may be issued upon exercise of stock options granted pursuant to the UTEK Corporation Amended and Restated Employee Stock Option Plan and 65,000 shares of common stock that may be issued upon exercise of stock options granted pursuant to the UTEK Corporation Amended and Restated Non-Qualified Stock Option Plan.

(3)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and 457(h)(1) under the Securities Act of 1933, based upon the average of the high and low prices of our common stock as reported on the American Stock Exchange on July 8, 2004.

EXPLANATORY NOTE
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
Ex-5.1: Opinion of Sam Reiber, Esq.
Ex-23.1: Consent of Pender Newkirk & Company
Ex-23.2: Consent of Ernst & Young LLP

EXPLANATORY NOTE

     As permitted by General Instruction E to Form S-8 regarding the registration of additional securities of the same class as other securities for which a registration statement filed on Form S-8 relating to an employee benefit plan is effective, the contents of the following registration statement are incorporated herein by reference:

     1. Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 1, 2002 (File No. 333-91724) with respect to the UTEK Corporation Amended Stock Option Plan.

     Pursuant to the UTEK Corporation Amended and Restated Employee Stock Option Plan, we are authorized to issue options to purchase a total of 685,000 shares of our common stock. This registration statement relates to a total of 185,000 shares of common stock. A total of [ 500,000 shares of common stock were originally registered on Form S-8 (File No. 333-91724) filed with the Securities and Exchange Commission on July 1, 2002.

     In addition, pursuant to the UTEK Corporation Amended and Restated Non-Qualified Stock Option Plan, we are authorized to issue options to purchase a total of 315,000 shares of our common stock. This registration statement relates to a total of 65,000 shares of common stock. A total of 250,000 shares of common stock were originally registered on Form S-8 (File No. 333-91724) filed with the Securities and Exchange Commission on July 1, 2002.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of Form S-8 will be sent or given to the participants in the UTEK Corporation Amended and Restated Employee Stock Option Plan and the UTEK Corporation Amended and Restated Non-Qualified Stock Option Plan as specified by Rule 428(b)(1) under the Securities Act of 1933. Such documents are not being filed with the SEC in accordance with the requirements of Part I of Form S-8, but constitute (along with the documents incorporated by reference into this registration statement pursuant to Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     We hereby incorporate, or will be deemed to have incorporated, herein by reference the following documents:

•	Our Current Report on Form 8-K filed on May 4, 2004;

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•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003; and

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 22, 2002, including any amendment thereto or report filed for the purpose of updating such description.

     Each document filed subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the securities offered hereby will be passed upon for us by Sam Reiber, Esq., our Vice President and General Counsel, and a member of our board of directors. As of the date of this registration statement, Mr. Reiber beneficially owns approximately 94,550 shares of our common stock, including 83,000 shares of common stock issuable upon the exercise of options held by Mr. Reiber; 3,050 shares of common stock held in the name of Linsky & Reiber; and 500 shares held by the Moses Reiber Trust. Mr. Reiber is a partner in the law firm of Linsky & Reiber and a co-trustee of the Moses Reiber Trust.

Item 6. Indemnification of Directors and Officers.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), provides that a corporation (in its original certificate of incorporation or an amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock

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purchases or redemptions); or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation, as amended, limits the liability of directors thereof to the extent permitted by Section 102(b)(7) of the DGCL.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1	UTEK Corporation Amended and Restated Employee Stock Option Plan (incorporated by reference to Exhibit B of Schedule 14A of UTEK Corporation filed with the SEC on May 19, 2004)
4.2	UTEK Corporation Amended and Restated Non-Qualified Stock Option Plan (incorporated by reference to Exhibit C of Schedule 14A of UTEK Corporation filed with the SEC on May 19, 2004)
5.1	Opinion of Sam Reiber, Esq.
23.1	Consent of Pender Newkirk & Company
23.2	Consent of Ernst & Young LLP
23.3	Consent of Sam Reiber, Esq. (contained in the opinion in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page)

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)

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and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on this 9th day of July, 2004.

UTEK CORPORATION
By:	/s/ Clifford M. Gross
	Name:	Clifford M. Gross
	Title:	Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clifford M. Gross as his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, could lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Clifford M. Gross Clifford M. Gross	Chairman and Chief Executive Officer (Principal Executive Officer)	July 9, 2004
/s/ Carole R. Wright Carole R. Wright	Chief Financial Officer (Principal Financial Officer)	July 9, 2004
/s/ Sam Reiber Sam Reiber	Vice President, General Counsel and Director	July 9, 2004

Signature	Title	Date
/s/ Arthur Chapnik	Director	July 9, 2004
Arthur Chapnik
/s/ Stuart M. Brooks Stuart M. Brooks	Director	July 9, 2004
/s/ Kwabena Gyimah-Brempong Kwabena Gyimah-Brempong	Director	July 9, 2004
/s/ John Micek III John Micek III	Director	July 9, 2004
/s/ Keith A. Witter Keith A. Witter	Director	July 9, 2004

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Sam Reiber, Esq.
23.1	Consent of Pender Newkirk & Company
23.2	Consent of Ernst & Young LLP